UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K/A
AMENDMENT NO. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

March 9, 2011
____________________________

PHOTOTRON HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

0-50385 (Commission File Number)		84-1588927 (IRS Employer Identification No.)
20259 Ventura Boulevard Woodland Hills, CA 91364 (Address of Principal Executive Offices and zip code)

(818) 992-0200
(Registrant’s telephone number, including area code)

Catalyst Lighting Group, Inc.
1328 West Balboa Boulevard, Suite C
Newport Beach, CA 92661
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends Item 2.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2011 (the “Form 8-K”), regarding the closing of a reverse merger transaction with Phototron, Inc.  The Form 8-K is hereby amended to insert those items as set forth herein.

Safe Harbor Statement under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Phototron Holdings, Inc. and its wholly-owned subsidiary Phototron, Inc. (collectively referred to herein as the “Companies”) to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Companies, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.  Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  The actual results of the Companies could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.  Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 14, 2011, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with PHI Merger Corporation, a California corporation and our wholly-owned subsidiary (“MergerCo”), and Phototron, Inc., a California corporation (“Phototron”).  The closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Merger”) occurred on March 9, 2011.  At the Closing, (i) MergerCo was merged with and into Phototron; (ii) Phototron became our wholly-owned subsidiary; (iii) all of Phototron’s shares and options outstanding prior to the Merger were exchanged (or assumed, in the case of options) for comparable securities of our company; and (iv) 95% of our fully-diluted shares were owned by Phototron’s former shareholders and option holders.  At the Closing, we issued to Phototron’s former shareholders, in exchange for the 1,666,666 shares of Phototron’s common stock outstanding prior to the Merger, 130,621,421 shares of our common stock.  As a result of the Merger we are solely engaged in Phototron’s business, Phototron’s officers became our officers and Phototron’s directors became our directors.  In connection with the Merger, we changed our name from Catalyst Lighting Group, Inc. to Phototron Holdings, Inc., on March 9, 2011.

We are presently authorized under our certificate of incorporation, as amended to date, to issue 200,000,000 shares of common stock.  As of the Closing, we had 139,283,683 shares of common stock issued and outstanding, of which 130,621,421 shares were owned by Phototron’s former shareholders, representing approximately 93.8% of the outstanding shares of our common stock immediately following the Merger, and 8,662,262 shares (accounting for a 1 share dividend for each share of our common stock outstanding as of February 28, 2011) were owned by our existing stockholders, representing approximately 6.2% of the outstanding shares of our common stock.

The ownership interests of Phototron’s former shareholders and our existing stockholders are subject to dilution for Phototron’s previously outstanding options assumed by us in connection with the Merger.  Accordingly, Phototron’s former shareholders and the former holders of Phototron’s options will collectively own 95% of our common stock on a fully-diluted basis and our existing stockholders will own 5% of our common stock on a fully-diluted basis.

On March 9, 2011, we filed a press release announcing the Closing, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2.

Except for the Merger Agreement and the transactions contemplated by that agreement, neither Phototron, nor its directors, officers and shareholders had any material relationship with our company, other than our majority stockholder’s ownership of shares of Phototron’s common stock representing less than 5% of such shares outstanding.

Effective as of the Closing, Eric Stoppenhagen resigned as our sole director and officer and we appointed the following persons as our executive officers and directors:

Name	Age	Position
Craig Ellins	58	Executive Chairman
Brian B. Sagheb	45	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Todd Denkin	47	President and Director

In our Current Report on Form 8-K dated February 14, 2011, we reported the execution of the Merger Agreement and included a copy of the Merger Agreement therein as Exhibit 2.1.  On February 17, 2011, we filed an Information Statement on Schedule 14f-1 reporting the proposed acquisition of Phototron and a pending change of control of our company at the Closing.

Description of the Business

Immediately prior to the Closing, we were a public “shell” company with nominal assets.  As a result of the Merger, we are solely engaged in Phototron’s business.  With respect to this discussion, the terms “we,” “us,” “our” and “our company” refer to Phototron Holdings, Inc., a Delaware corporation and its wholly-owned subsidiary Phototron, Inc., a California corporation.

General

Phototron was formed on September 9, 2002 as a California corporation.  We sell and distribute mini-hydroponic greenhouses (“Phototron Units”) and horticultural seeds, mineral nutrient solutions, growing mediums and germination kits.

Hydroponic gardening generally describes the method of growing plants without soil.  Plants are typically grown in various growing mediums using a mineral nutrient solution.  Nutrient solutions contain substantially all of the minerals that plants normally would get from the soil in a more concentrated form.  Growing mediums aerate and support a plant’s root system while channeling the nutrient solution.  Consequently, the root system is exposed to more oxygen, which stimulates root growth and nutrient absorption.  Since plants do not have to use energy to search for the nutrients they require, the saved energy is used to grow faster and produce a greater yield.

The demographics of today’s food gardening households include a broad cross-section of the U.S. population.  There are few other activities where virtually every demographic group is so well represented, no matter what their age, education, income, marital status, household size, gender, or regional location.

Phototron Units

We design and manufacture indoor mini-hydroponic greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Our Phototron Units, consisting of 21” x 39” units and 21” x 51” units, provide between 18,900 and 36,000 lumens of light.  Phototron Units also allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.

Re-order Products

We also formulate and sell horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of our Phototron Units.  In addition, we design and manufacture replacement parts for our Phototron Units to facilitate moderate customization of the units.  We intend to instruct and certify distributors in our direct sales organization (“Distributors”) in the optimal use of our products to enable such Distributors to effectively instruct other participants in their organizations on such use.

Direct Sales Distribution

We own a mailing list and have a customer base exceeding 50,000 people.  Our re-order program, which involves the sale of nutrients and related products and replacement parts for Phototron Units, represents 50% of our revenue.  In the near future, we plan to expand our marketing efforts with an independent distribution network that will:

•	Create an ever growing and consuming sales funnel that delivers a financially motivated, person-to-person, grass roots sales force;

•	Allow Distributors to purchase and resell Phototron Units and supplies;

•	Promote sales to existing in-door and out-door gardeners;

•	Create greater brand awareness nationwide in a short period of time;

•	Eliminate the need for an in-house sales staff;

•	Create thousands of product evangelists and hydroponic consultants; and

•	Increase monthly re-orders and after market part sales.

Distributors will pay to join our independent distribution network and will receive materials and training to help them build their own in-door gardening supply distributorship.

Distributors will earn commissions on sales activity to new retail customers and residual commission on reoccurring supplies.  Distributors will also earn commissions from the sales activities of other Distributors who they personally enroll.  These rewards are extended for up to three generations of Distributors, meaning that a Distributor earns commissions on the sales of the Distributors they have personally enrolled as well as on the sales of second- and third-generation Distributors.

With our marketing strategy, which is based on a commission structure, encouraging the expansion of the number of our marketing Distributors, and the ease of use of our products, we expect to increase the enjoyment derived from hydroponic gardening for those who purchase our products.

Competition

Hydroponic stores, our primary competition, sell parts that individuals must use to assemble into desired configurations.  Phototron Units come in two basic sizes and offer a turn-key system for hydroponic gardening.  We believe that turn-key systems will be more desirable because of their ease of use, but some customers may desire to buy parts for greater flexibility.

We also face competition from well capitalized companies offering traditional gardening equipment and supplies as well as other specialized hydroponic equipment and nutrient suppliers, such as Aerogrow International, Inc.  We believe that the advantages offered by hydroponic gardening make our product offerings generally superior to those offered by traditional gardening suppliers.  With respect to hydroponic suppliers, we believe that while our product offerings are comparable to those offered by our competitors, our independent distribution network will serve to differentiate our products in our market.

In addition, as a direct selling company, we will compete with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition and financial resources than we do.  These competitors may be able to attract customers more easily because of their financial resources.  Our larger competitors can also devote substantially more resources to business development and may adopt more aggressive pricing policies.  We will compete for new Distributors on the strength of our multiple business opportunities, product offerings, compensation plan and management.  In order to successfully compete in this market and attract and retain Distributors, we must maintain the attractiveness of our business opportunities to our Distributors.

While our management believes that we have the opportunity to be successful in the hydroponic gardening industry, there can be no assurance that we will be successful in accomplishing our business initiatives, or that we will be able to achieve any significant levels of revenues, or recognize net income, from the sale of our products and services.

Intellectual Property and Proprietary Rights

Our intellectual property is comprised of several elements: technology, know-how, and marketing intangibles.

Our technology consists of Phototron Units and mineral nutrient solution formulations.  This technology will position us as a leading supplier of hydroponic gardening equipment and supplies to our Distributors and their customers.  We will continue to expand our product offerings as our business grows.

Our know-how includes more than ten years in the hydroponic gardening industry (based on Mr. Sagheb’s work experience over the last eight years and Mr. Ellins personal experience over the last two years), over twenty years of direct sales expertise (based on Mr. Ellins’ fifteen years of work experience and Mr. Denkin’s eight years of work experience in direct selling industries) and a committed group of leaders and Distributors (including Messrs. Ellins and Denkin) who have mastered the art of direct selling and who will emerge as the engine for our growth.

Our marketing intangibles can be divided into several sub-groups: the stature of our executive team, our committed Distributors and other property such as trademarks and domain names.

Our independent distribution network will consist of a dynamic body of individuals who share our vision about the expansive prospects of hydroponic gardening.  By sharing our gross revenues with our network, we will create a dedicated sales force that replaces the traditional advertising, sales and marketing expense items of other hydroponic gardening companies.  This group of individuals will be a valuable intangible asset of our company.  Consequently, to ensure seamless communications with this valuable asset, we have brought in several multi tier marketing consultants to assist us in crafting our relations with our network.

Our other intellectual property is primarily in the form of trademarks and domain names.  We hold common law trademarks and intend to register several trademarks with the United States Patent and Trademark Office.  We also hold all rights to the www.phototron.com domain name.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as we deem necessary.  These agreements and policies are intended to protect our intellectual property, but we cannot ensure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or adverse infringement claims.  We cannot prevent piracy of our methods and features, and we cannot determine the extent to which our methods and features are being pirated.

Product Development

We have undergone a redesign of our core product, the Phototron indoor mini-hydroponic greenhouse.  Additional product development in lighting and ventilation, as well as investigating micro-processor based automation, has totaled approximately $100,000.  We expect to continue our product development efforts to continue improving our product offerings.

Government Regulation

Our marketing program will be subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States, directed at preventing fraudulent or deceptive marketing schemes by ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than investment in the organization or other non-sales-related criteria.  These regulatory requirements do not include “bright line” rules and are inherently fact-based.  Thus, even though we believe that our marketing program will comply with applicable federal and state laws or regulations, a governmental agency or court could determine that we have failed to meet these requirements in a particular case.  Such an adverse determination could require us to make modifications to our marketing program, increasing our operating expenses.  The negative publicity associated with such an adverse determination could also reduce Distributor and end user demand for our products, which would consequently reduce our sales and revenues.

Legislative or regulatory changes in one or more of our present or future markets could lead to the determination that our marketing system does not comply with applicable laws and regulations and could result in the prohibition of our marketing system.  Failure to comply with applicable laws and regulations could result in the imposition of legal fines and/or penalties which would increase our operating costs.  We may also be required to comply with directives or orders from various courts or applicable regulatory bodies to comply with new legislation or regulation, which would detract management’s attention from the operation of our business.  Further we could be prohibited from distributing products through our marketing system or may be required to modify our marketing system.

Employees

As of March 9, 2011, we had six full-time employees and one part-time employee.  Since inception, we have never had a work stoppage, and our employees are not represented by a labor union.  We consider our relationship with our employees to be positive.

Principal Executive Offices

Our principal executive offices following the Closing are located at 20259 Ventura Boulevard, Woodland Hills, CA 91364.  As of February 2011, Phototron entered into a lease of approximately 4,500 square feet of office space at that address, for which Phototron will pay $8,066 per month.  The lease is between Phototron and Woodcourt, LLC.  Our telephone number is (818) 992-0200.  We believe our facilities are adequate to meet our current and near-term needs.

Legal Proceedings

We are not currently party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of Phototron for the fiscal years ended December 31, 2010 and 2009.  The discussion and analysis that follows should be read together with the Financial Statements of Phototron and the notes to the Financial Statements included elsewhere in this Current Report on Form 8-K.  Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control.

Overview

We design and manufacture indoor mini-greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Our products, consisting of 21” x 39” units and 21” x 51” units, provide between 18,900 and 36,000 lumens of light.  Phototron Units allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.  We also formulate and sell horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of our Phototron Units, in addition to replacement parts for our Phototron Units to facilitate moderate customization.  We aim to take advantage of the number one hobby in the United States – gardening, and the fastest growing segment in the gardening business – hydroponic gardening.  We plan to expand our marketing efforts with an independent distribution network that we anticipate will drive growth.

Operating expenses consist primarily of payroll and related costs and corporate infrastructure costs.  We expect that our operating expenses will increase as we hire additional staff and continue executing our business plan.  We anticipate incurring approximately $212,500 in added annual costs related to operating as a public company, consisting of accounting and audit-related fees, legal fees, director and officer insurance premiums and filing and other miscellaneous fees.

Historically, we have funded our working capital needs primarily through the sale of Phototron Units, re-order products and the sale of shares of our capital stock.

The Merger was accounted for as a reverse merger (recapitalization) with Phototron deemed to be the accounting acquirer, and our company deemed to be the legal acquirer.  Accordingly, the following represents a discussion of the operations of our wholly-owned subsidiary, Phototron, for the periods presented.

Results of Operations

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

Revenue

Our revenues were $449,564 in 2010 compared to $482,898 in 2009, a decrease of $33,334 (7%).  During 2010, we modified our advertising program.  Most of our advertising is spent on magazine advertising.  In 2010, we significantly reduced our advertising expenditures and modified the types of magazine advertisements that we purchased.  These changes ultimately proved to be detrimental to our overall revenue.  This was partially offset by an increase in the price that we charge our customers.  During the fourth quarter of 2009, we increased our prices by an average of 5%.

Starting in 2011, we anticipate that our direct sales program will increase the number of independent Distributors selling our products.  These Distributors will be focused on selling Phototron Units to new customers as well as re-orders and aftermarket part sales and nutrients.  Distributors in our direct sales program will have financial incentives to sell products directly to customers and to recruit additional distributors.  All of our Distributors will be compensated on a commission basis.  We believe that this model will accelerate the growth in our product awareness and our revenues.  We anticipate spending approximately $69,000 to implement this program (consisting of legal fees for documenting our compensation agreement, fees for financial models related to the compensation structure for the program and website design and database fees) and approximately $164,000 annually to maintain this program, in addition to commission payments we will make to our Distributors from time to time.

Cost of Revenue and Gross Profits

Our gross profit in 2010 was $226,438 (50.4% of revenue) compared to $198,438 (41.1% of revenue) in 2009.  The improvement in our gross profit margin was partially attributable to the price increase that was enacted during the fourth quarter of 2009.  Additionally, we benefitted from price reductions from certain vendors.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $275,249 in 2010, compared to $184,613 in 2009, an increase of $90,636 or 49%.  The increase is primarily due to higher salary and related benefits and professional fees associated with the reverse merger partially offset by decreases in advertising expenses.  We added two full time employees to our executive team during the fourth quarter of 2010.  Additionally, we incurred approximately $35,000 of product development expenses during 2010.

Net Income (Loss)

For the year ended December 31, 2010, we incurred a loss of $51,501, or $0.05 per share basic and diluted compared to net income of $8,586, or $0.01 per share basic and diluted for the year ended December 31, 2009.  Although revenue for the year ended December 31, 2010 decreased by $33,334 (7%), the gross profit margin improved due to price increases that were enacted during the fourth quarter of 2009.  The improvement in gross profit margin was offset by an increase in selling general and administrative expenses of $90,636, which reflects the additional costs associated with engaging two additional members of our executive team and the professional fees associated with the reverse merger.

Liquidity and Capital Resources

As of December 31, 2010, we had cash of approximately $15,000 and a working capital deficit of $99,272.  Through December 31, 2010, we have relied on funds generated from operations and on advances from stockholders.

During 2010, cash used in operations was $33,767.  This compares to cash provided by operations of $8,606 during 2009.  The decrease in the cash provided by operations during 2010 reflects the current year loss of approximately $51,501 and an increase in our inventory of $32,946.  These uses of cash were partially offset by an increase in accounts payable of $58,184.  The increase in accounts payable reflects the professional fee expenses that were incurred during the fourth quarter.

During 2010, cash used in financing activities was $11,900.  This compares to cash provided by financing activities of $250 during 2009.  During 2010 and 2009, we made principal payments on our notes payable of $31,900 and $29,570 respectively.  During 2010, we borrowed $20,000 from Woodman Management Corporation, one of our shareholders.  This amount was unsecured, bore interest at the rate of 8% per annum and was due on demand.  During 2009, we borrowed approximately $30,000 from our Chief Executive Officer.  As of December 31, 2010, we have borrowed an aggregate of $44,000 from our Chief Executive Officer.  This amount is unsecured, non-interest bearing and due on demand.

From January 13, 2011 through February 14, 2011, Phototron sold an aggregate of 666,666 shares of its common stock to accredited investors in a private placement for aggregate gross proceeds of $999,999 (the “Capital Raise Transaction”).  Purchasers of such shares are generally prohibited from transferring or selling such shares, except in limited circumstances, through August 8, 2012 (the “Restricted Period”), and have certain registration rights pursuant to which we may, at our discretion, include up to 50% of such shares in any registration statement we file under the Securities Act to register the resale of shares of our common stock.  Upon the effectiveness of any such registration statement, purchasers of such shares are permitted to sell up to 50% of their shares included for resale under such registration statement, in increments of up to 5% of their total shares in any calendar month during the Restricted Period.

During 2010, we incurred a loss of $51,501 and we have an accumulated stockholders’ deficiency of $95,912.  In order to complete our business plans, we will need additional sources of capital.  We anticipate that our cash on hand and the proceeds from the Capital Raise Transaction will be sufficient to provide funding for our expansion during the next twelve months, including the development of our direct sales program, payments under our notes payable and operating lease commitments.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Those estimates and assumptions include estimates of sales returns, inventory reserves and accruals for potential liabilities.

Inventories

Inventories are stated at the lower of cost or market and are accounted for on a first-in, first-out basis.  Management analyzes historical and prospective sales data to estimate obsolescence.  We did not record any reserve for obsolescence during the years ended December 31, 2010 or 2009.

Revenue

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the sale is reasonably assured.  A product is not shipped without an order from the customer and the completion of credit acceptance procedures.  As substantially all sales are cash or credit card sales we did not maintain a reserve for bad debt as of December 31, 2010 and 2009.

Sales Returns

We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions.  It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarily on actual historical return rates.  We record estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory.  Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition.

Recent Accounting Pronouncements

In April 2010, the FASB issued new accounting guidance to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition.  Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.  The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  We do not expect adoption of this standard will have a material impact on our consolidated financial statements.

In January 2010, the FASB issued new accounting guidance which requires new disclosures regarding transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring presentation on a gross basis of information about purchases, sales, issuances and settlements in Level 3 fair value measurements.  The guidance also clarifies existing disclosures regarding level of disaggregation, inputs and valuation techniques.  The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009.  Disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010.  As this guidance requires only additional disclosure, there should be no impact on our financial statements upon adoption.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on our present or future financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS REPORT BEFORE PURCHASING SHARES OF OUR COMMON STOCK.  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  IF ANY OF THE FOLLOWING EVENTS OR OUTCOMES ACTUALLY OCCURS, OUR BUSINESS OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER.  AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO PURCHASE OUR COMMON STOCK.

Risks Relating to Our Business

We will continue to need additional financing to carry out our business plan.  Although we estimate that the net funds from the Capital Raise Transaction will be sufficient to fund our planned activities through fiscal 2011, we will need thereafter or sooner to obtain significant additional funding to successfully continue our business.  Such additional funds may not be readily available or may not be available on terms acceptable to us.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.  We have a history of operating losses and may not achieve or sustain profitability.  We cannot guarantee that we will become profitable.  Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

We may not be able to effectively manage our growth.  Our strategy envisions growing our business.  We plan to expand our product, sales, administrative and marketing organizations.  Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems.  As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources.  We also will need to hire, train, supervise and manage new employees.  These processes are time consuming and expensive, will increase management responsibilities and will divert management attention.  We cannot assure you that we will be able to:

•	expand our products effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	meet our capital needs;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

We will initially depend on a limited number of products and services for a significant portion of our revenue.  We will derive a significant portion of our revenue from sales of Phototron Units, nutrients and replacement parts for Phototron Units, and expect to continue to derive a substantial portion of our revenues from these products and services in the immediate future.  Due to this dependence on a limited number of products and services, our failure to achieve anticipated results with any one of these products or services will harm our business.

Our operating results may fluctuate significantly based on customer and Distributor acceptance of our products.  Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products.  We rely on sales by our independent Distributors to generate significant revenues for us.  If customers don’t accept our products, our sales and revenues would decline, resulting in a reduction in our operating income.

Customer interest for our products could also be impacted by the timing of our introduction of new products.  If our competitors introduce new products around the same time that we issue new products, and if such competing products are superior to our own, customers’ desire for our products could decrease, resulting in a decrease in our sales and revenues.  To the extent that we introduce new products and customers decide not to migrate to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers.  In the event that our newer products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.  Our future success depends, in part, on our ability to expand our product and service offerings.  To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers.  The process of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed.  We may have to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept.  Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources.  This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products.  There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Our future success depends on our ability to grow our Distributor base as well as to expand our customer base.  To date, our revenue growth has been derived primarily from the sale of Phototron Units and re-order products.  Rather than using traditional advertising and sales methods, we have chosen to create a multi-tiered independent Distributor program to develop new customers.  Distributors earn commissions on sales activity to new retail customers and residual commission on reoccurring supplies.  Distributors earn additional commissions from the sales activities of other Distributors who they personally enroll.  These rewards are extended for up to three generations of Distributors, meaning that a Distributor earns a commission on the sales of the Distributors they have personally enrolled as well as on the sales of second- and third-generation Distributors.

Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base.  There can be no assurance that customers will purchase our products or that we will continue to expand our customer base.  Though we plan to continue to provide tools to our Distributors to enable them to generate sales, we cannot guarantee that the time and resources we spend on these efforts will generate a commensurate increase in purchasers of our products.  If we are unable to effectively market or expand our product offerings, and if our Distributor enrollment does not increase, we will be unable to grow and expand our business or implement our business strategy.  This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our future success depends largely upon our ability to attract and retain a large active base of Distributors who purchase and sell our products.  We cannot give any assurances regarding the productivity and/or effectiveness of our Distributors.  Several factors affect our ability to attract and retain a significant number of Distributors, including:

•	on-going motivation of our Distributors;

•	general economic conditions;

•	significant changes in the amount of commissions paid;

•	public perception and acceptance of direct selling;

•	public perception and acceptance of us and our products;

•	the limited number of people interested in pursuing direct selling as a business;

•	our ability to provide proprietary quality-driven products that the market demands; and

•	competition in recruiting and retaining active Distributors.

If we incur substantial liability from litigation, complaints, or enforcement actions resulting from misconduct by our Distributors, our financial condition could suffer.  We require that our Distributors comply with applicable law and with our policies and procedures.  Although we use various means to address misconduct by our Distributors, including maintaining these policies and procedures to govern the conduct of our Distributors and conducting training seminars, it is still difficult to detect and correct all instances of misconduct.  Violations of applicable law or our policies and procedures by our Distributors could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our Distributors.  Litigation, complaints, and enforcement actions involving us and our Distributors could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability and growth prospects.  We have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding Distributor misconduct by any federal, state or foreign regulatory authority.

Our future manufacturers could fail to fulfill our orders for Phototron Units, which would disrupt our business, increase our costs, and could potentially cause us to lose our market.  We may depend on contract manufacturers in the future to produce our products.  These manufacturers could fail to produce Phototron Units to our specifications or in a workmanlike manner and may not deliver the units on a timely basis.  Our manufacturers may also have to obtain inventories of the necessary parts and tools for production.  Any change in manufacturers could disrupt our ability to fulfill orders for Phototron Units.  Any change in manufacturers could also disrupt our business due to delays in finding new manufacturers, providing specifications and testing initial production.

We may not be able to protect our intellectual property.  We may be unable to obtain IP rights to effectively protect our technology.  Our ability to compete effectively may be affected by the nature and breadth of our IP rights.  While we intend to defend against any threats to our IP rights, there can be no assurance that any such actions will adequately protect our interests.  We may also rely on nondisclosure and non-competition agreements to protect portions of our technology.  There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop the technology.

We do not warrant any opinion as to non-infringement of any patent, trademark, or copyright by us or any of our affiliates, providers, or Distributors.  Nor do we warrant any opinion as to invalidity of any third-party patent or unpatentability of any third-party pending patent application.

IP litigation would be costly and could adversely impact our business operations.  We may have to take legal action in the future to protect our technology or to assert our IP rights against others.  Any legal action could be costly and time consuming to us, and no assurances can be made that any action will be successful.  The invalidation of any IP rights that we may own, or an unsuccessful outcome in lawsuits to protect our technology, could have a material adverse effect on our business, financial position, or results of operations.

IP litigation can be expensive, complex, and protracted.  Because of such complexity, and the vagaries of the jury system, IP litigation may result in significant damage awards and/or injunctions that could prevent the manufacture, use, distribution, importation, exportation, and sale of products or require us to pay significant royalties in order to continue to manufacture, use, distribute, import, export, or sell products.  Furthermore, in the event that our right to license or to market our technology is successfully challenged, and if we fail to obtain a required license or are unable to design around a patent held by a third party, our business, financial condition, or results of operations could be materially adversely affected.

We are operating in a highly competitive industry and may not be able to compete successfully.  We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than we do.  There can be no assurance that we will be able to successfully compete against these other entities.

We will be required to attract and retain top quality talent to compete in the marketplace.  We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel.  There can be no assurance of success in attracting and retaining such personnel.  Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

Our forecasts are highly speculative in nature and we cannot predict results in a development stage company with a high degree of accuracy.  Any financial projections, especially those based on ventures with minimal operating history, are inherently subject to a high degree of uncertainty, and their ultimate achievement depends on the timing and occurrence of a complex series of future events, both internal and external to the enterprise.  There can be no assurance that potential revenues or expenses we project will, in fact, be received or incurred.

Our auditors have expressed going concern opinions on our financial statements.  Primarily as a result of our recurring losses and lack of liquidity, the reports of the independent auditors to our company regarding our audited financial statements at December 31, 2010 expressed substantial uncertainty about our ability to continue as a going concern.

We will be subject to evolving and expensive corporate governance regulations and requirements.  Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.  As a publicly traded company, we are subject to various federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002.  Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting.  Our internal controls and procedures may not be able to prevent errors or fraud in the future.  Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of the control system are met.  A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Our limited senior management team size may hamper our ability to effectively manage a publicly traded company while developing our products and harm our business.  Our management team has experience in the management of publicly traded companies and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis.  They realize it will take significant resources to meet these requirements while simultaneously working on developing and protecting our IP.  Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

Risks Related to our Common Stock

There is little current trading of our shares.  Our stock price is likely to be highly volatile.  Although prices for our shares of common stock are quoted on the OTCQB, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained.  The OTCQB is generally regarded as a less efficient and less prestigious trading market than other national markets.  There is no assurance if or when our common stock will be quoted on another more prestigious exchange or market.  The market price of our stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on the stock price.

Because our common stock is likely to be considered a “penny stock,” our trading will be subject to regulatory restrictions.  Our common stock is currently, and in the near future will likely continue to be, considered a “penny stock.”  The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure and other requirements may adversely affect the trading activity in the secondary market for our common stock.

We do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock. While we declared and will pay a dividend to holders of record of our common stock as of February 28, 2011, we do not anticipate paying dividends in the foreseeable future and currently intend to retain any future earnings to support the development and expansion of our business.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur.  In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment.  Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.  Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 58% of our common stock.  As a result of such ownership these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control.  In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us.  This, in turn, could have a negative effect on the market price of our common stock.  It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.  Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline. Our certificate of incorporation, as amended, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders.  In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on March 9, 2011, prior to giving effect to the Closing, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group.  In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise.  At March 9, 2011, immediately prior to the Closing, 4,331,131 shares of our common stock were outstanding.  Unless otherwise noted below the address of each person identified is 1328 West Balboa Boulevard, Suite C, Newport Beach, CA 92661.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Beneficial Ownership
Eric Stoppenhagen	--	--

All Executive Officers and Directors as a group	--	--

W-Net Fund I, L.P. (1) 12400 Ventura Boulevard, Suite 327 Studio City, CA 91604	3,861,721	89.2%

(1)
David Weiner, as the manager of W-Net Fund GP I, LLC, the general partner of W-Net Fund I, L.P., exercises voting and dispositive power over the shares held by W-Net Fund I, L.P., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

The following table sets forth certain information regarding our common stock beneficially owned on March 9, 2011, immediately following the Closing, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.  For purposes of this table, shares not outstanding which are subject to issuance on exercises of stock options that are held by one or more person(s) are deemed to be outstanding for the purpose of computing the percentage(s) of outstanding shares beneficially owned by such person(s) but are not deemed to be outstanding for the purpose of computing the percentage for any other person.  At March 9, 2011, immediately after the Closing, 139,283,683 shares of our common stock were outstanding.

Name of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Beneficial Ownership
Executive Officers and Directors
Craig Ellins (2)	8,359,761	5.7%
Brian B. Sagheb (3)	17,633,899	12.5%
Todd Denkin (4)	2,351,187	1.7%
All Executive Officers and Directors as a Group (5)	28,344,847	18.6%
5% Stockholders
W-Net Fund I, L.P. (6)	13,157,661	9.4%
MER Investments, Inc. (7)	11,755,933	8.4%
Lee Mendelson (8)	11,755,933	8.4%
Europa International, Inc. (9)	7,837,288	5.6%
Sara Sagheb	7,445,424	5.3%
Susan Sagheb	7,445,424	5.3%

(1)	Unless otherwise stated, the address is c/o Phototron Holdings, Inc., 20259 Ventura Boulevard, Woodland Hills, CA 91364.

(2)	Consists of 8,359,761 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of March 9, 2011.

(3)	Includes 2,351,187 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of March 9, 2011.

(4)	Consists of 2,351,187 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of March 9, 2011.

(5)	Includes 13,062,135 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of March 9, 2011.

(6)
The beneficial owner’s address is 12400 Ventura Boulevard, Suite 327, Studio City, CA 91604.  David Weiner, as the manager of W-Net Fund GP I, LLC, the general partner of W-Net Fund I, L.P., exercises voting and dispositive power over the shares held by W-Net Fund I, L.P., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(7)
The beneficial owner’s address is 1640 Loma Vista Drive, Beverly Hills, CA 90210.  Michael E. Rosen, the President of MER Investments, Inc., exercises voting and dispositive power over the shares of Phototron’s common stock held by MER Investments, Inc., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(8)	The beneficial owner’s address is 20058 Ventura Boulevard, Suite 54, Woodland Hills, CA 91364.

(9)
The beneficial owner’s address is 1114 Avenue of the Americas, 45th Floor, New York, NY 10036.  Fred Knoll, the principal of Knoll Capital Management, L.P., the investment manager for Europa International, Inc., exercises voting and dispositive power over the shares held by Europa International, Inc., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

Directors and Executive Officers, Promoters and Control Persons

At the Closing, Eric Stoppenhagen resigned as our sole officer and director and we appointed the following persons as our executive officers and directors.  All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.  Officers are appointed by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name	Age	Position
Craig Ellins	58	Executive Chairman
Brian B. Sagheb	45	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Todd Denkin	47	President and Director

Craig Ellins. From creating television’s first 24-hour live shopping network, to developing the internet’s first streaming video business opportunity, Mr. Ellins has spent more than 30 years discovering emerging trends and creating start-ups.  He began his career by launching ACC, a chain of auto smog check centers.  During that time, he created CVR - the first network connecting multiple DMV databases to smog check facilities.  It’s a system that’s still in use today.  Mr. Ellins sold CVR to ADP and served as an officer at the company.  He went on to serve as head of Business Development at Fingerhut Corporation.  Then in 1995, he turned his attention to the internet and created helloNetwork, Inc. - pioneering live and on-demand streaming video.  helloNetwork was named the Nevada e-Company of the year and was featured on the cover of the New York Times.  Following that success, Mr. Ellins launched VMdirect and helloWorld – the first online streaming video company to offer a home-based business opportunity.  Mr. Ellins served as CEO from 2001 to 2008 and grew the company to a value of over $300 million.  Mr. Ellins’ past experience in the direct sales industry, including executive experience at a public direct sales company, led to the conclusion that Mr. Ellins should serve on our board of directors in light of our proposed business and structure.

Brian B. Sagheb. Mr. Sagheb has served as a financial and operational executive in Fortune 500 corporations and venture backed start-ups.  Mr. Sagheb has served as the Chief Executive Officer of Phototron since September 2002.  He has also served as the CFO of SolarX – a renewable energy provider.  As an entrepreneur Mr. Sagheb, has purchased and grown several successful businesses.  Mr. Sagheb also owned West Coast Gourmet Distributors, which provides natural and organic products to health food and gourmet retailers.  Before his entrepreneurial business ventures, Mr. Sagheb served as Controller/CFO of Perks.com and was VP/Director of Finance for Oediv.com.  In addition, Mr. Sagheb’s impressive background and experience includes SunAmerica, Thorson & Associates Insurance, Rogers & Cowan and Orion Pictures.  Mr. Sagheb’s service as the Chief Executive Officer of Phototron and experience with the production and sales of our products led to the conclusion that Mr. Sagheb should serve on our board of directors in light of our proposed business and structure.

Todd Denkin. Mr. Denkin has more than a decade of networking and marketing experience.  He is a 30-year veteran of the TV and film industry, working at top companies like Dick Clark Productions, Barris/Guber/Peters, Chris Bearde Productions, the Nickelodeon Network, Disney/MGM Studios and Time Warner.  Mr. Denkin has been a key contributor to shows for ABC, NBC, CBS, ESPN and MTV.  He was also involved in “The Australian Experience,” a film featured on The Today Show and screened at the opening ceremonies of the 2000 Olympics.  Mr. Denkin became “The Accidental Networker” when he registered in his first network marketing opportunity and was one of the first distributors to take part in a new internet phenomenon.  Mr. Denkin’s early action helped him earn millions in commissions with over 35,000 people in his organization.  More importantly, it taught him the tips and secrets to growing a huge business organization from home.  Mr. Denkin has traveled around the world, inspiring thousands of people to build wealth in their lives.  Mr. Denkin’s past experience in building and leading successful direct sales organizations led to the conclusion that Mr. Denkin should serve on our board of directors in light of our proposed business and structure.

None of the newly appointed officers or directors, nor any of their affiliates, beneficially owned any of our equity securities or rights to acquire any of our securities prior to the Closing, and no such persons have been involved in any transaction with us or any of our directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein.  None of the newly appointed officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past ten years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Until further determination by our board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee of the board of directors.  We are not a “listed issuer” under SEC rules.  None of our directors are “independent” as that term is defined in Section 5605 of the Marketplace Rules as required by the NASDAQ Stock Market.

DIRECTOR AND OFFICER COMPENSATION

The following table and related footnotes show the compensation paid during the fiscal years ended December 31, 2010 and 2009, to our named executive officers.  No other executive officers received salary and bonus in excess of $100,000 for the prior two fiscal years.

Summary Compensation Table

					All Other
Name and Principal	Year	Salary	Bonus	Option Awards	Compensation	Total
Position		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)

Eric Stoppenhagen (1)	2010	$44,000	--	--	--	$44,000
CEO, CFO, President, Treasurer and Secretary	2009	$--	--	--	--	$--

Kevin R. Keating (2)	2010	$--	--	--	--	$--
CEO, CFO, President, Treasurer and Secretary	2009	$--	--	--	--	$--

(1)	Joined the Company on February 3, 2010. Represents consulting fees paid to Mr. Stoppenhagen’s company, Venor, Inc.
(2)	Mr. Keating Served as our CEO, CFO, President, Treasurer and Secretary from August 23, 2007 through February 3, 2010.

On February 3, 2010, we entered into a Consulting, Confidentiality and Proprietary Rights Agreement with Venor, Inc. pursuant to which Venor, Inc. provided financial services as well as services, through Eric Stoppenhagen, in the capacity of Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and sole director.  These services were provided for a fixed fee of $4,000 on a month to month basis.  We terminated this agreement at the Closing.

We did not pay any separate compensation to any director in 2010 or 2009.

The following table and related footnotes show the compensation paid during the fiscal years ended December 31, 2010 and 2009, to Phototron’s named executive officers.  No other executive officers received salary and bonus in excess of $100,000 for the prior two fiscal years.

Summary Compensation Table

					All Other
Name and Principal	Year	Salary	Bonus	Option Awards	Compensation	Total
Position		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)

Brian B. Sagheb (1)	2010	$57,000	--	--	--	$57,000
CEO, CFO & Secretary	2009	$50,000	--	--	--	$50,000

(1)	Mr. Sagheb has served as Phototron’s Chief Executive Officer since September 2002. He was appointed as Phototron’s Chief Financial Officer and Secretary on November 1, 2010.

Phototron did not pay any separate compensation to any director in 2010 or 2009.

Option Grants

We did not grant options to our executive officers during 2010.

Phototron did not grant options to its executive officers during 2010.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

We had no options outstanding as of December 31, 2010.

Phototron had no options outstanding as of December 31, 2010.

Employment Contracts

Except as described above, we do not have any employment agreements with our officers.

Phototron does not have employment agreements with its officers.

Indemnification of Directors and Executive Officers and Limitation of Liability

We are a Delaware corporation.  The Delaware General Corporation Law and certain provisions of our certificate of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, as amended, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors.  The statutory provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We do not have any indemnification agreements with any of our directors or executive officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships and Related Transactions.

Other than the transactions described below, since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

•	in which any director, executive officer, other stockholders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

On February 3, 2010, we entered into a Consulting, Confidentiality and Proprietary Rights Agreement with Venor, Inc. pursuant to which Venor, inc. provided financial services as well as services, through Eric Stoppenhagen, in the capacity of Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and sole director.  These services were provided for a fixed fee of $4,000 on a month to month basis.  We terminated this agreement at the Closing.

On March 5, 2010, we entered into a revolving promissory note agreement with Woodman Management Corporation ("Woodman"), an affiliate of W-Net Fund I, LP., a greater than 5% stockholder.  Under the revolving note, we can borrow up to a maximum principal amount of $250,000.  Interest accrues from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of 8% per annum, compounded annually.  All unpaid principal and interest was due on March 5, 2011.  As of January 31, 2011, we were advanced $120,000 under this agreement.  We repaid principal and interest in the amount of $125,436.71 on March 9, 2011.

On December 24, 2010, Phototron entered into a Promissory Note Payable on Demand with Woodman, a greater than 5% stockholder, pursuant to which Woodman loaned $20,000 to Phototron.  The note was payable on demand, bore interest at the rate of 8% per annum, and could be accelerated by Woodman in the event of Phototron’s breach of any of the terms of the note.  Phototron repaid the principal amount of the note without interest (which interest was waived by Woodman) on January 14, 2011.

In 2007, 2008 and 2009 Brian B. Sagheb loaned $3,000, $11,000 and $30,000, respectively, to Phototron.  Mr. Sagheb and Phototron did not enter into promissory notes with respect to these funds, and the parties have agreed that the loans shall not bear interest and shall be due upon Mr. Sagheb’s demand.  As of April 13, 2011, all of such indebtedness was outstanding.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate.  Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction.  However, our board of directors believes that the related party transactions are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is currently quoted on the OTCQB under the trading symbol “PHOT.”  From February 23, 2011 through March 9, 2011, our common stock was quoted on the OTCQB under the trading symbol “CYSU.”  Prior to February 23, 2011, our common stock was quoted on the OTCBB under the trading symbol “CYSU.”

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The following table sets forth, for the fiscal quarters indicated, the high and low closing price for our common stock, as reported on the OTCBB.

Quarterly period	High	Low
Fiscal year ended December 31, 2010:
First Quarter	$0.10	$0.04
Second Quarter	$0.10	$0.10
Third Quarter	$0.10	$0.10
Fourth Quarter	$0.20	$0.10
Fiscal year ended December 31, 2009:
First Quarter	$1.01	$0.15
Second Quarter	$1.05	$1.01
Third Quarter	$1.05	$0.07
Fourth Quarter	$0.07	$0.04

As of March 9, 2011, there were approximately 119 registered holders of record of our common stock.

Dividends

On January 24, 2011, our board of directors declared, for stockholders of record of our common stock as of February 28, 2011, a per share dividend of (i) $0.05772 in cash and (ii) one (1) share of our common stock, subject to (a) the closing of the Merger, (b) our compliance with the applicable requirements of the Delaware General Corporation Law and (c) our notification to the Financial Industry Regulatory Authority (“FINRA”) of the dividend and FINRA’s confirmation that it has received the necessary documentation to process the dividend.  We satisfied all of the conditions to payment of the dividend and intend to pay and issue such dividend on March 11, 2011.

Other than the aforementioned dividend, we have no intention of paying any cash dividends on our common stock in the foreseeable future.  The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under Delaware statutes.  The timing, amount and form of dividends, if any, will depend upon, among other things, our results of operation, financial condition, cash requirements, and other factors deemed relevant by our board of directors.  We intend to retain any future earnings for use in our business.  Phototron has never paid dividends on its common stock.

Description of Registrant’s Securities

As of April 13, 2011, our authorized capital stock consisted of:

•	200,000,000 shares of common stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of April 13, 2011, there were outstanding:

•	139,283,683 shares of common stock held by approximately 119 stockholders of record;

•	options to purchase 33,961,558 shares of common stock; and

•	no shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Authorized but Undesignated Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions.  Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by our certificate of incorporation, as amended, or the Delaware General Corporation Law.  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.  We have no current plan to issue any shares of preferred stock.

Options

At April 13, 2011, there were outstanding options to purchase 33,961,558 shares of our common stock at a per share exercise price of approximately $0.019, with an expiration date of February 13, 2021.  Our board of directors may modify the exercise price of these options, provided that no modification may impair the optionee’s rights or increase the optionee’s obligations under an outstanding option agreement without the optionee’s consent.

Anti-takeover Provisions

Certain provisions of our certificate of incorporation, as amended, and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Charter and Bylaw Provisions

Our certificate of incorporation, as amended, allows our board of directors to issue 10,000,000 shares of preferred stock in one or more series and with such rights and preferences including voting rights, without further stockholder approval.  In the event that our board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult.  As a result, these provisions may have an anti-takeover effect.  The preferred stock authorized in our certificate of incorporation, as amended, may inhibit changes of control that are not approved by our board of directors.  These provisions could limit the price that future investors might be willing to pay for our common stock.  This could have the effect of delaying, deferring or preventing a change in control.  The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders.  Accordingly, such provisions of our certificate of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Delaware Law

In addition, Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations:

The Delaware General Corporation Law expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of our company and its subsidiary, and on the communities and geographical areas in which they operate.  Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of common stock and our then current value in a freely negotiated transaction.  Our board of directors believes such provisions are in our long-term best interests and the long-term best interests of our stockholders.

We are subject to the Delaware control share acquisitions statute.  This statute is designed to afford stockholders of public corporations in Delaware protection against acquisitions in which a person, entity or group seeks to gain voting control.  With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders.  Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director.  The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power.  Under certain circumstances, the statute permits the acquiring person to call a special stockholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares.  The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.”

Recent Sales of Unregistered Securities

Phototron Holdings, Inc.

On March 9, 2011, we issued 130,621,421 shares of our common stock to Phototron’s former shareholders and assumed options which were exercisable to purchase an aggregate of 433,333 shares of Phototron’s common stock at a per share price of $1.50 and are now exercisable to purchase 33,961,558 shares of our common stock at a per share price of approximately $0.019.

In connection with the above security issuances, we did not pay any underwriting discounts or commissions.  None of the sales of securities described or referred to above was registered under the Securities Act.  In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.  No general solicitation or advertising was used in connection with the sales.

Phototron, Inc.

From January 13, 2011 through February 14, 2011, Phototron sold an aggregate of 666,666 shares of its common stock to accredited investors in a private placement for aggregate gross proceeds of $999,999.

On February 14, 2011, Phototron issued options to various employees and independent contractors to purchase 433,333 shares of Phototron’s common stock.  The options had a term of 10 years and were exercisable at a purchase price of $1.50.

In connection with the above security issuances, Phototron did not pay any underwriting discounts or commissions.  None of the sales of securities described or referred to above was registered under the Securities Act.  In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.  No general solicitation or advertising was used in connection with the sales.  In addition, none of the option grants described above was registered under the Securities Act in reliance upon Rule 701 thereunder.

Principal Accountant Fees and Services

On December 8, 2010, our company dismissed Comiskey & Company PC (“Comiskey”) as our independent registered public accounting firm.  The decision was approved by our board of directors.

The reports of Comiskey on our financial statements for the fiscal years ended September 30, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles, except the report did contain an explanatory paragraph related to our ability to continue as a going concern.  During our fiscal years ended September 30, 2009 and 2008, and the subsequent period through the date of this report, there were (i) no disagreements with Comiskey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Comiskey would have caused Comiskey to make reference to the subject matter of the disagreements in connection with its report, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Our management provided Comiskey with a copy of the aforementioned disclosures and requested that Comiskey furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements above and, if not, stating the respects in which it does not agree.  A copy of the letter furnished by Comiskey was filed as Exhibit 16.1 to Amendment No. 1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2010.

On December 8, 2010, we engaged Weinberg & Company, P.A. (“Weinberg”) as our new independent registered public accounting firm.  Although Weinberg commenced performing audit services on November 8, 2010, we did not enter into a definitive engagement letter governing Weinberg’s engagement until December 8, 2010.  We engaged Weinberg to audit our financial statements for the year ended September 30, 2010 and to re-audit our financial statements for the year ended September 30, 2009.  The appointment of Weinberg was approved by our Board of Directors.  We subsequently changed our fiscal year end to December 31 of each year.

Weinberg is also Phototron’s independent public accounting firm.  Weinberg billed Phototron aggregate audit fees of approximately $30,000 for professional services rendered for the audit of its annual financial statements for the periods ended December 31, 2010 and December 31, 2009.

Brian B. Sagheb, Phototron’s chief executive officer and chief financial officer, was directly responsible for interviewing and retaining the independent accountant, considering the accounting firm’s independence and effectiveness, and pre-approving the engagement fees and other compensation to be paid to, and the services to be conducted by, the independent accountant.  Mr. Sagheb did not delegate these responsibilities, and pre-approved 100% of the services described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phototron Holdings, Inc.

Date: April 14, 2011	By:	/s/ Brian B. Sagheb
Brian B. Sagheb
Chief Executive Officer